Exhibit 23.5

CONSENT OF COUNSEL

I consent to the incorporation by reference in this Registration Statement of Meritor, Inc. ("Meritor") on Form S-3 of the references to me under the headings "Item 1. Business - Environmental Matters" and "Item 3. Legal Proceedings" in the Annual Report on Form 10-K of Meritor for the fiscal year ended September 28, 2014.

By:	/s/ Sandra J. Quick
Sandra J. Quick
Senior Vice President, General Counsel
and Corporate Secretary of Meritor, Inc.

Date: December 11, 2014